Exhibit 99.1

Oragenics, Inc. (ONI BioPharma Inc.) Receives Notification Letter from American Stock Exchange

FOR IMMEDIATE RELEASE

ALACHUA, FL (May 16, 2008) –Oragenics, Inc. (d/b/a ONI BioPharma Inc.) (AMEX: “ONI”) today reported it had received notice from the American Stock Exchange (“AMEX”) advising the Company that it does not meet certain of the listing standards as set forth in part 10 of the AMEX Company Guide.

The biopharmaceutical development company has previously disclosed in its Securities and Exchange Commission filings that it has been out of compliance with certain AMEX listing requirements. In a letter to the Company, AMEX stated that the Company was not in compliance with Section 1003(a)(ii) of the AMEX Company Guide because the Company had stockholders’ equity of less than $4,000,000, losses from continuing operations and net losses in three of its four most recent fiscal years. AMEX also noted that the Company had received an unqualified audit report for the year ended December 31, 2007 that contained an explanatory paragraph as to the Company’s ability to continue as a going concern. As a listed biopharmaceutical development company, its revenues are limited until its products are commercialized, a time-consuming process that requires extensive research and development expenditures as well as selected clinical trials that are mandated by various regulatory requirements both in the U.S. and globally.

In various previous SEC filings, the Company disclosed and continues to make disclosures that it has submitted a plan of compliance, dated May 24, 2007, to AMEX with respect to its noncompliance with Section 1003(a)(i) of the AMEX Company Guide and such Plan was subsequently approved by AMEX. AMEX granted an extension to the Company until October 27, 2008 to regain compliance with Section 1003(a)(i). The Company intends to submit a supplement to this plan to AMEX within the 30 days permitted by AMEX that will outline Oragenics’ strategy to bring itself into compliance with Sections 1003(a)(i) and (ii) by the October 27, 2008 deadline. If the Company’s plan to regain compliance is accepted by the AMEX, it is anticipated that the Company will be able to continue its listing for the remainder of the extension period, during which time it will be subject to periodic review to determine progress consistent with the plan.

“Management is taking all reasonable steps as expeditiously as possible to commercialize our products. Furthermore, we are vigorously pursuing financing arrangements to bolster the financial strength of our Company, so that can gain full compliance with AMEX regulations,” said Rick Welch, Chairman of Oragenics. Mr. Welch continued, “With the recent appointment of our four new directors who bring a very significant depth of biotechnology, pharmaceutical and clinical experience to our Company, we are confident that we will be able to increase the visibility of our deep pipeline of potential products, in order to accelerate the commercialization of our products, each of which is targeted to very large market opportunities. We believe that all of our potential products are based on remarkable and extraordinary science.”

With the Company’s recent appointment of Stanley B. Stein as President and CEO, Oragenics intends to leverage his extensive healthcare background, which includes work in biotechnology, pharmaceuticals and healthcare services. Mr. Stein’s investment banking experience spans over 25 years. He is guiding the Company to take advantage of various strategic, financial and business opportunities now available to it with the goals of sustaining anticipated operations and maximizing shareholder value. Additional information regarding Oragenics’ operations, growth plan, and liquidity and capital resources is set forth in the Company’s annual report on Form 10-KSB which was filed on March 18, 2008 and its Form 10-Q which was filed on May 7, 2008.

About Oragenics

Oragenics, Inc. (ONI BioPharma Inc.) is a biopharmaceutical company with a pipeline of unique proprietary technologies. The Company has a number of products in discovery, preclinical and clinical development, with a concentration in the main therapeutic area of infectious diseases. Our core pipeline includes products and supporting platform technologies for use in the treatment and diagnosis of human infections.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect Oragenics Inc.’s (ONI BioPharma Inc.) current views with respect to future events and financial performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to those set forth in our most recently filed annual report on Form 10-KSB and quarterly report on Form 10-Q, and other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

Contact:

Oragenics, Inc.

Stanley B. Stein, 386-418-4018 X222

www.oragenics.com